EXHIBIT 21

PEREGRINE PHARMACEUTICALS, INC.

Subsidiaries of Registrant

On August 28, 2006, we established a wholly-owned subsidiary, Peregrine (Beijing) Pharmaceutical Technology Ltd. in the Haidian District, Beijing, People’s Republic of China.

During January 2002, we announced the formation of Avid Bioservices, Inc., a wholly-owned subsidiary of Peregrine Pharmaceuticals, Inc.

On April 24, 1997, we acquired our wholly-owned subsidiary, Vascular Targeting Technologies, Inc. (formerly known as Peregrine Pharmaceuticals, Inc.).